EXHIBIT 99.1

P.O. Box 2866
Winston-Salem, NC 27102-2866

Contact:	Investors:	Media:
	Carole Biermann Wehn	Seth Moskowitz
	(336) 741-5182	(336) 741-7698	RJRTH 2004-07

RJR Reports First Quarter 2004 Results; Increases Full Year Guidance

WINSTON-SALEM, N.C. – April 27, 2004 – R.J. Reynolds Tobacco Holdings, Inc. (NYSE: RJR) today reported significantly higher net income for the first quarter of 2004 compared with the prior-year quarter, and adjusted its full-year guidance to reflect a more favorable earnings outlook. RJR said the earnings growth and improved outlook are the result of fundamental changes in the company’s strategies and cost structure associated with the restructuring RJR announced in September 2003. RJR reported the following results for the first quarter of 2004:

GAAP First Quarter Highlights

(dollars in millions, except per-share amounts)

	1st Quarter
	2004	2003	% Change
Net sales	$1,218	$1,218	0%
Operating income[1]	$221	$135	63.7%
Net income	$122	$71	71.8%
Net income per diluted share	$1.43	$0.84	70.2%

1.	Operating results include the net benefit of a $9 million reversal for previously recorded restructuring charges. The reversal is primarily related to the company’s decision to retain approximately 750 field sales positions that had previously been identified for elimination as part of the September 2003 restructuring. Operating results also include a $33 million charge related to RJR Tobacco’s settlement of the tobacco growers’ lawsuit.

Balance Sheet Highlights (as of March 31, 2004)

•	Cash and short-term investments:	$1.5 billion

•	Debt:	$1.7 billion

•	Equity:	$3.1 billion

•	Dividend:	$0.95 per share quarterly; $3.80 per share annualized

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Discussion of First Quarter 2004 Results

“Our first-quarter results demonstrate that RJR is on the right path to strengthen its business and improve profitability,” said Andrew J. Schindler, chairman and chief executive officer of RJR. “We are making excellent progress against our restructuring goals, and we are capturing cost-savings at an accelerated rate. As a result, we are increasing our full-year earnings guidance.

“We currently estimate that we will achieve $450 million in savings in 2004, rather than our original estimate of $400 million for the year,” Schindler said. “Those savings, in addition to the $400 million in savings we achieved in 2003, demonstrate that we are on track to reach our cost-savings goal of $1 billion.”

Schindler said that the proposed combination of RJR Tobacco’s business with the U.S. operations of the nation’s No. 3 tobacco company, Brown & Williamson Tobacco Corp., is still expected to close mid-year, upon shareholder approval. Efforts to obtain rulings by the Federal Trade Commission and other regulatory agencies are proceeding on schedule, and RJR continues to believe that the deal should be approved as structured.

“Plans to integrate the two businesses with Reynolds American Inc. as the new parent company are progressing well,” Schindler said. He noted that the proposed business combination is expected to yield at least $500 million in synergies once full integration is complete – 18 to 24 months after the deal closes.

Financial Results

RJR’s first-quarter net sales were $1.22 billion, level with the year-ago quarter, as the effects of lower volume were offset by the net benefit of modifications made in marketplace programs and an improved full-price to savings-brand mix.

Operating income increased to $221 million from $135 million in the prior-year quarter, primarily due to cost-reduction programs throughout the company. Operating results also benefited from a net $9 million reversal of previously recorded restructuring charges. The reversal is primarily related to the company’s decision to retain approximately 750 field sales positions that had previously been identified for elimination as part of the September 2003 restructuring. Included in operating income is a $33 million charge related to RJR Tobacco’s settlement of the tobacco growers’ lawsuit.

Net income was $122 million, up $51 million from the prior-year period due to the factors discussed above. Earnings per diluted share were $1.43, compared with $0.84 in the first quarter of 2003.

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Volume and Product Mix During First Quarter

RJR Shipment Volume

The following table summarizes RJR’s first-quarter 2004 U.S. cigarette shipment volume, in billions of units:

	1st Quarter
			%
	2004	2003	Change[1]
RJR Tobacco volume	17.9	19.1	-6.4%
RJR Tobacco total full-price	11.6	11.4	+2.1%
RJR Tobacco total savings	6.3	7.7	-19.0%
SFNTC volume[2]	0.3	0.3	+7.2%
RJR total domestic volume[3]	18.2	19.4	-6.3%

1.	Percentages are calculated from unrounded volume numbers.

2.	The 7.2% increase in SFNTC volume is based on actual volume of 279 million units in the first quarter of 2004, compared with 260 million units during the first quarter of 2003. This does not include international volume of 147 million units in the first quarter of 2004 and 135 million units in the first quarter of 2003.

3.	This does not include Puerto Rico cigarette volume of 280 million units in the first quarter of 2004, compared with 295 million units during the first quarter of 2003.

RJR Tobacco’s volume declined 6.4 percent in the first quarter, driven by declines in its savings business. The company’s full-price volume was up 2.1 percent on the strength of Camel’s filtered styles, which were up 9.1 percent compared with the first quarter of 2003. RJR Tobacco’s savings volume was down 19.0 percent, due to declines on Doral and other savings brands. In the first quarter, RJR Tobacco’s full-price to savings-brand mix was 65.0 percent, up from 59.5 percent in the first quarter of 2003.

Based on information from Management Science Associates, Inc. (MSAi), total U.S. industry cigarette volume in the first quarter was 85.1 billion units, down 3.5 percent from 88.2 billion units in first-quarter 2003. The industry full-price mix for the first quarter was 74.6 percent, up from 72.9 percent in the first quarter of 2003. RJR Tobacco continues to believe the volume associated with smaller, deep-discount manufacturers is not fully reflected in MSAi’s reported numbers.

Brand Performance

In the first quarter, RJR Tobacco’s total share of U.S. retail cigarette sales was 21.53 percent, down 1.39 share points from the first quarter of 2003. This decrease was driven by savings declines of 1.08 points.

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Camel, RJR Tobacco’s largest brand, showed strength in the first quarter, with performance equaling that of a particularly strong year-ago quarter. Salem, RJR Tobacco’s other growth brand, grew 0.28 points compared to the first quarter of 2003, based on the continuing benefit of the brand’s 2003 repositioning.

Retail share of RJR Tobacco’s limited-investment brands – Winston and Doral – declined, reflecting the company’s objective to optimize the profitability of those brands over time.

During the first quarter, Santa Fe Natural Tobacco Company’s Natural America Spirit brand delivered volume, share and profit growth.

Full Year 2004 Earnings Outlook

“We now expect to capture cost savings of approximately $450 million in 2004, and we are increasing our operating income guidance for the year,” said Dianne M. Neal, RJR’s chief financial officer. “Including restructuring charges and the settlement of the tobacco growers’ lawsuit, estimated at $35 million,” she said, “we expect to generate operating income of $740 million to $790 million, net income of $405 million to $435 million, and diluted EPS of $4.75 to $5.10. We expect to end the year with $1.6 billion in cash.”

Neal said the company’s new guidance does not include the effect of the proposed RJR Tobacco/B&W business combination.

Conference Call Webcast Today

R.J. Reynolds Tobacco Holdings, Inc. will webcast a conference call to discuss first-quarter financial results at 10 a.m. Eastern Daylight Time on Tuesday, April 27. The call will be available live online on a listen-only basis. To register for the call, please visit the “Investors” section of www.RJRHoldings.com. A replay of the call will be available on the site for seven days. Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Seth Moskowitz at (336) 741-7698.

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Statements included in this news release which are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding RJR’s future performance and financial results include risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include the substantial and increasing regulation and taxation of the cigarette industry; various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of cigarettes that are pending or may be instituted against RJR or its subsidiaries; the substantial payment obligations and limitations on the advertising and marketing of cigarettes under various litigation settlement agreements; the continuing decline in volume in the domestic cigarette industry; competition from other cigarette manufacturers, including increased promotional activities and the growth of the deep-discount category; the success or failure of new product innovations and acquisitions; the responsiveness of both the trade and consumers to new products and marketing and promotional programs; any potential costs or savings associated with realigning the cost structure of RJR and its subsidiaries; the ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales; the cost of tobacco leaf and other raw materials and commodities used in products; the effect of market conditions on the performance of pension assets and the return on corporate cash; and the ratings of RJR securities. In addition, RJR can give no assurance that the proposed formation of Reynolds American Inc., the combination of RJR Tobacco and the U.S. assets, liabilities and operations of Brown & Williamson Tobacco Corporation, and the related transactions, will be consummated, or if consummated, that any expectations relating thereto will be realized. Factors that could affect whether these transactions are consummated include obtaining approvals from U.S. and European regulatory authorities and RJR shareholders, the receipt of satisfactory Internal Revenue Service rulings and the satisfaction or waiver of certain other conditions. Due to these uncertainties and risks, undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this news release. Except as provided by federal securities laws, RJR is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Additional Information and Where To Find It

Reynolds American Inc., the holding company to be formed in the proposed business combination, has filed a registration statement on Form S-4 that includes a preliminary proxy statement/prospectus and other relevant documents in connection with the proposed business combination. When the registration statement becomes effective, a final proxy statement/prospectus and other relevant documents will be mailed to RJR shareholders. INVESTORS AND SECURITY HOLDERS OF RJR ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION. Documents filed by RJR and Reynolds American Inc. with the SEC can be found at the SEC’s Web site at www.sec.gov. Once available, free copies of the final prospectus/proxy statement, as well as RJR’s and Reynolds American Inc.’s related filings with the SEC, also may be obtained from RJR by directing a request to R.J. Reynolds Tobacco Holdings, Inc. at P.O. Box 2866, Winston-Salem, NC 27102-2866, Attn.: Office of Investor Relations, or by telephone at (336) 741-5165 or on RJR’s Web site, www.RJRHoldings.com.

R.J. Reynolds Tobacco Holdings, Inc. is the parent company of R.J. Reynolds Tobacco Company and Santa Fe Natural Tobacco Company, Inc. R.J. Reynolds Tobacco Company is the second-largest tobacco company in the United States, manufacturing about one of every four cigarettes sold in the United States. Reynolds Tobacco’s product line includes four of the nation’s 10 best-selling cigarette brands: Camel, Winston, Salem and Doral. Santa Fe Natural Tobacco Company, Inc. manufactures Natural American Spirit cigarettes and other tobacco products, and markets them both nationally and internationally. Copies of RJR’s news releases, annual reports, SEC filings and other financial materials are available on the company’s Web site, www.RJRHoldings.com.

(financial tables follow)

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R.J. REYNOLDS TOBACCO HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME-GAAP
(Dollars in Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
Net sales	$1,218	$1,218

Cost of products sold	711	749
Selling, general and administrative expenses	295	334
Restructuring charges	(9)	—

Operating income	221	135
Interest and debt expense	20	36
Interest income	(5)	(10)
Other (income) expense, net	5	(7)

Income before income taxes	201	116
Provision for income taxes	79	45

Net income	$122	$71

Basic income per share	$1.45	$0.84

Diluted income per share	$1.43	$0.84

Basic weighted average shares, in thousands	84,274	84,031

Diluted weighted average shares, in thousands	85,238	84,952

RECONCILIATION OF 2003 RESULTS TO 2004 RESULTS
(Dollars in Millions)
(Unaudited)

	First Quarter
	Operating	Net
	Income	Income
2003 Results	$135	$71
Net reversal of restructuring and impairment charges	9	6
Settlement of tobacco growers’ lawsuit	(33)	(20)
Operations	110	65

2004 Results	$221	$122

R.J. REYNOLDS TOBACCO HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	March 31,	December 31,
	2004	2003
Assets
Cash and cash equivalents	$1,348	$1,523
Short-term investments	108	107
Other current assets	1,680	1,701
Trademarks, net	1,759	1,759
Goodwill, net	3,288	3,292
Other noncurrent assets	1,294	1,295

	$9,477	$9,677

Liabilities and stockholders’ equity
Tobacco settlement and related accruals	$1,548	$1,629
Current maturities of long-term debt	56	56
Other current liabilities	966	1,180
Long-term debt (less current maturities)	1,692	1,671
Deferred income taxes	789	806
Long-term retirement benefits	1,068	1,034
Other noncurrent liabilities	250	244
Stockholders’ equity	3,108	3,057

	$9,477	$9,677